EXHIBIT  99.1

FOR  IMMEDIATE  RELEASE:



   Semele Announces the Sale of A Majority Interest in its Rancho Malibu Limited
                 Partnership, to RMLP, Inc., a Subsidiary of PLM

WESTPORT, CT - (OTC: VSLF.OB)-March 21, 2003- Semele Group Inc., announced that it has sold a majority interest in BMIF/BSLF II Rancho Malibu Limited
Partnership, (the "Partnership") to RMLP, Inc., a subsidiary of PLM International, Inc. ("PLM"). The Partnership owns and is developing approximately 270 acres of land in Malibu, California, known as the Estates at Rancho Malibu ("the Estates"). Located in the Encinial Canyon community of Malibu, the Estates will consist of 46 custom lot pads in a single-family luxury residential subdivision and will be the first ocean view single-family development in Malibu in several years. The Partnership has obtained regulatory permits and has substantially completed construction of an off-site waterline and planned the development's infrastructure.

PLM owns and manages an equity interest in a diversified portfolio of transportation and related equipment for various investment programs sponsored by PLM. PLM formed RMLP, Inc., a subsidiary, for the purpose of this acquisition. In addition to the potential return from the development of the Estates, PLM anticipates that it will receive certain tax benefits. Upon consummation of the transaction pursuant to its terms Semele will be a 15.2% owner of common stock of RMLP, Inc. Semele also has an ownership interest in the indirect parents of PLM International, Inc.

This release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in such statements.


SEMELE  CONTACT:
     James  A.  Coyne
     Semele  Group  Inc.
     200  Nyala  Farms
     Westport,  CT  06880
     Email:  jcoyne@equisgroup.com
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